Exhibit 99.1

AXION Reports Continued Revenue Growth in Third Quarter and Nine
Months Ended September 30, 2012

Company to conduct conference call on Tuesday, November 27 at 4:15 pm ET

NEW PROVIDENCE, N.J. – November 21, 2012 - AXION International Holdings, Inc. (OTCBB:AXIH), a leader in recycled plastic and plastic composite technologies used to produce ECOTRAX™ rail ties and STRUXURE™ building products, today announced financial results for its 2012 third quarter and nine months ended September 30, 2012.

Highlights include:

•	Nine month revenues grew 124% to $4.9 million over prior year period

•	Third quarter revenues grew 14% to $0.8 million over prior year period

•	Completed investment in tooling and equipment that will allow for increasing annual production capacity to $30 - $40 million

•	Sold product to six new customers during the quarter

•	Sold more product to six existing customers during the quarter

•	ECOTRAX™ is currently in track testing or undergoing purchase approval in Australia, Brazil, Chile, Mexico, New Zealand, Russia, Singapore, and Europe on leading passenger and freight lines

•	Continued investments into product development, production processes, sales and marketing, and reduction of raw materials costs

“We are very excited about the continued progress we have achieved. We are building a manufacturing company and supporting sales and marketing activities to gain adoption of our breakthrough products. Selling a new, proprietary, branded building product is a process that involves a long sales cycle and we have made significant progress in a short period of time. In less than two years we’ve grown from being primarily engaged in product development to now having products sold and tested on every continent in the world with the exception of Antarctica,” stated AXION’s President and CEO Steve Silverman.

“We greatly appreciate the support of our investors as we make progress towards competing profitably. Creating, manufacturing and selling building materials out of recycled plastics that offer superior quality and long-term return on investment for the customer, while also benefitting the environment is a significant achievement and we thank our investors for sharing this journey with us.”

“Our revenues are up and our losses have narrowed, while we increased investments in product quality, sales, marketing, and manufacturing. We’ve invested in tooling and equipment to increase our annual production capacity to $30 to $40 million. Our gross margins are expected to show improvements as sales volume and technology adoption rates for ECOTRAX™ and STRUXTURE™ grow, resulting in an opportunity to optimize our materials supply chain and reduce raw materials costs. Our Class 1 rail customer, which has accounted for a large part of our sales to date, has served as an early adopter, loss leader, and has helped drive our manufacturing, allowing us to evolve into serving a more diversified customer base. We continue to build a large pipeline of sales opportunities with numerous new customers, that are all moving forward on schedule,” added Silverman.

AXION reported $800,007 in revenues for the third quarter of 2012, a 14% increase compared to $698,758 for the third quarter of 2011. The Company’s gross margin was $12,929 for the third quarter of 2012 compared to $76,504 in the same period of the prior year. Seventy-three percent of AXION’s revenues in the third quarter were derived from a Class 1 railroad customer, which was an early adopter of ECOTRAX™. This put heavy pressure on the Company’s margins in the third quarter.

Product development and quality management expenses increased to $320,137 in the third quarter of 2012 compared to $129,771 in the same period of the prior year. Marketing and sales expenses similarly increased in the third quarter of 2012 to $362,851 from $103,401 in the third quarter of 2011. General and administrative expenses declined to $581,561 in the third quarter of 2012 compared to $1,273,850 in the third quarter of 2011.

Loss from operations narrowed to $1,251,620 in the third quarter of 2012 from $1,430,518 in the third quarter of 2011. Net loss attributable to common shareholders for the third quarter of 2012 narrowed by 67% to $1,353,253 or $0.05 per basic and diluted share compared to a net loss attributable to common shareholders of $4,060,959 or $0.16 per basic and diluted share for the third quarter of 2011, as restated.

Revenues increased 124% for the nine months ended September 30, 2012 to $4,892,802 from $2,187,379 in the first nine months of 2011. Gross margin was $64,155 in the first nine months of 2012 compared to $84,864 in same period of the prior year. Sixty-five percent of AXION’s revenues in the first nine months of 2012 were derived from its first Class 1 railroad customer, putting heavy pressure on the Company’s margins for nine month period, just as it did in the third quarter. In the nine month period ended September 30, 2012, AXION invested further in product development and product quality management, which increased to $883,979 from $296,408 from the prior year, as well as marketing and sales expenses which increased to $749,913 from $167,076 in the prior year. General and administrative expenses declined to $2,788,381 for the nine months ended September 30, 2012 compared to $5,160,523 for the corresponding period of 2011.

Loss from operations narrowed to $4,358,118 in first three quarters of 2012 from $5,539,143 in the same period of 2011. Net loss attributable to common shareholders for the nine month period ended September 30, 2012 declined by 50% to $5,316,380 or $0.20 per basic and diluted share compared to a net loss attributable to common shareholders of $10,629,296 or $0.44 per basic and diluted share in the same period in 2011, as restated.

Conference call details:

Date: Tuesday, November 27, 2012

Time: 4:15 p.m. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 877-407-0668

Dial in Number for International Callers (Outside of the U.S. & Canada): 201-689-8558

For those unable to participate in the call at the scheduled time, a replay will be available for 7 days starting on November 27th at 8:00 p.m. ET. To access the replay, please dial 877-660-6853 in the U.S. and Canada, and 201-612-7415 for international callers. The conference ID# is 403676.

About AXION International Holdings, Inc.

AXION (OTCBB: AXIH) is green technology company, transforming waste plastics into structural building materials. Using 100%-recycled consumer and industrial plastics, AXION develops, markets and sells its recycled structural composite products through its ECOTRAX™ composite railroad tie and STRUXURE™ building material lines. From the railroading industry to the military to global engineering firms, AXION delivers tested, proven and superior green solutions to infrastructure needs around the world.

www.AXIH.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause AXION’s actual results to differ materially from those currently anticipated, including the availability of materials at favorable pricing, sufficient manufacturing capability and the risk factors identified in AXION’s filings with the Securities and Exchange Commission.

Contacts

AXION Investor Relations
investor@axih.com
or
AXION Media Relations
media@axih.com

or

(908) 542-0888 ext. 134